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                                                                    Exhibit 99.1


                 NEWS RELEASE________

[Callisto        Contact Information:
Pharmaceuticals  Marty Tullio, Managing Member    Gary S. Jacob, Ph.D., CEO
Logo]            McCloud Communications, LLC      Callisto Pharmaceuticals, Inc.
                 949.566.9860                     212.297.0010
                 marty@McCloudCommunications.com



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       CALLISTO PHARMACEUTICALS COMPLETES $5.86 MILLION PRIVATE PLACEMENT


NEW YORK, NEW YORK - January 21, 2004 - Callisto Pharmaceuticals, Inc. (OTCBB:CLSP), a biopharmaceutical company primarily focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease, announced today the completion of a private placement of approximately 3.9 million shares of its common stock for aggregate proceeds of approximately $5.86 million. Callisto intends to use a portion of the net proceeds from the private placement for working capital and to further the clinical trials of its lead drug candidate, Atiprimod.

The common stock sold to the private placement investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Callisto has agreed to file a registration statement covering resales of the shares by the private placement investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Callisto Pharmaceuticals, Inc.
------------------------------------
Callisto is a biopharmaceutical company primarily focused on the development of drugs to treat multiple myeloma, other cancers and osteolytic bone disease. In addition to its program to evaluate Atiprimod and the class of azaspiranes as agents to treat cancer, Callisto also has programs focused on the development of an analog of the human intestinal hormone, uroguanylin, to treat colon cancer, and drugs to protect against staphylococcal and streptococcal bioweapons, protecting against the devastating effects of toxic shock syndrome. Callisto has two operating subsidiaries, Callisto Research Labs, LLC and Synergy Pharmaceuticals Inc. Callisto has an exclusive worldwide license from AnorMED Inc. to develop, manufacture, use and sell Atiprimod. For additional information, visit WWW.CALLISTOPHARMA.COM.


Included in this release are "forward-looking" statements. Such statements are indicated by words such as "expect," "should," "anticipate" and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Callisto's actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors.


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